Appendix A. Code of Ethics

TABLE OF CONTENTS

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I.	INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires every investment adviser to establish, maintain and enforce a code of ethics that at a minimum addresses personal trading by its access persons. High ethical standards are essential for the success of The Future Fund LLC (the “Firm”) to maintain the confidence of its Clients, including any fund advised by the Firm, (collectively, the “Clients” and each an “Client”). This Code of Ethics establishes rules of conduct for each partner, member, officer and employee of the Firm (each a “Supervised Persons”) who (i) has access to nonpublic information regarding any Clients' purchase or sale of securities, or (ii) who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic (each an “Access Person” and collectively, “Access Persons”). For purposes of this Code, all Supervised Persons are deemed to be Access Persons. Access Persons may also include certain persons who are employed by the Firm, such as interns, temporary workers and consultants, and are subject to the Firm’s supervision and control. Access Persons generally do not include vendors or service providers that are engaged by the Firm.

The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Supervised Persons, whether for Clients or for personal purposes, to the highest ethical standards. The Firm expects its personnel to premise their conduct on fundamental principles of openness, integrity, honesty, and trust.

Any terms that are not predefined here have the meaning ascribed to them in the Firm’s current version of the Compliance Manual, as amended from time to time.

Compliance with the provisions of the Code of Ethics shall be considered an important condition of employment with the Firm. Access Persons should understand that a material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, including termination of employment or relationship with the Firm.

II.	FIDUCIARY DUTY AND STATEMENT OF POLICIES
A.	Confidentiality

Supervised Persons are expected to honor the confidential nature of company, Client, and Investor affairs. Information designated as confidential shall not be communicated outside the Firm, other than to advisors consulted on a confidential basis and will only be communicated within the Firm on a “need to know” basis. Access Persons must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning the Firm and its business relationships and must use such information in a prudent and proper manner in the best interests of the Firm and its Clients. The Firm has adopted a separate Privacy Policy, with which all Access Persons are expected to be familiar.

B.	Level of Care
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Access Persons are expected to represent the interests of the Firm, its Clients and Investors in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including, but not limited to, compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and other conduct specifically prohibited to its Access Persons. Accordingly, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client (a) to defraud or mislead a Client or Investor, (b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon a Client or Investor, or (c) to engage in any manipulative practice with respect to a Client or Investor or securities (such as price manipulation). The Firm places a high value on ethical conduct and challenges its Access Persons to live up to its ethical ideal, not merely obey the letter of the law.

C.	Fiduciary Duties

The Firm and its affiliates are fiduciaries with respect to its Clients. As such, all personnel have the following fiduciary duties:

•	At all times, to place the interests of Clients before their own and not to take inappropriate advantage of their positions, and
•	To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. However, one factor that is common to many conflict of interest situations is the possibility that an Access Person’s actions or decisions may be affected because of an actual or potential divergence between or among the interests of the Firm and its affiliates, the Firm’s Clients and an Access Person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its Clients, irrespective of the motivations of the Access Person involved.
(a)	An Access Person may not rebate, directly or indirectly, to any person or entity any compensation received from the Firm, or accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client (for
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example, directing a particular transaction in exchange for any such compensation), other than permissible gifts and entertainment as discussed in the Firm’s Compliance Manual.

(b)	An Access Person may not serve as an officer, director, partner, manager, consultant, trustee, member of an advisory board or employee of, or have a substantial interest in or business relationship with, a competitor of the Firm.
(c)	An Access Person must disclose to the CCO any personal or family interest in any transaction being considered by the Firm on behalf of a Client (apart from your interest in the transaction as an Investor in a Fund).
(d)	An Access Person may not knowingly borrow from, or become indebted to, any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit) on the same terms as are available generally, unless the arrangement is approved by the CCO.
(e)	An Access Person may not acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which the Access Person knows the Firm or one of its Clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm, and receiving specific authorization from the CCO.
III.	PERSONAL TRADING POLICIES AND PROCEDURES

In recognition of the Firm’s fiduciary obligations to its Clients and desire to maintain its high ethical standards, the Firm has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by the Firm or securities holdings of Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Client.

The Firm’s goal is to allow its Access Persons to engage a moderate number of personal securities transactions while protecting its Clients, the Firm, and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests.

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While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks have been identified and may be likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Access Persons. If there is any doubt as to the propriety of any activity, Access Persons should consult with the CCO or the CCO’s designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The CCO may rely upon the advice of outside legal counsel or third-party compliance consultants, as deemed necessary.

D.	Accounts Covered by Policies and Procedures

This Code of Ethics applies to all “Personal Accounts” which includes any account in which an Access Person has any Beneficial Ownership[1] and to all accounts maintained by or for:

1.       An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

2.       Any family member living in the same household as the Access Person;

3.       Any accounts over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

4.       Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

5.       Any trust or other arrangement of which the Access Person or any member of the Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and

6.       Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Notwithstanding the above, a Personal Account shall not include:

[1] Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, agreement understanding, relationship or otherwise, (i) has or shares a direct or indirect financial interest in other than the receipt of an advisory fee, or (ii) possesses voting or investment power over securities or other investments.

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1.       Any account that can invest only in open-end investment companies (mutual funds);

2.       A 401(k) or Section 529 account or plan that is limited to investments in open-end investment companies (mutual funds);

3.       Any account for which the Access Person serves as trustee of a trust for the benefit of a person to whom the Access Person does not provide primary financial support or that of an independent third party; and

4.       A Client account that is managed by the Firm.

E.	Restrictions on Personal Trading

It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this Code of Ethics. Generally:

1.       No Access Person may knowingly purchase or sell for any Personal Account any security, directly or indirectly, in such a way as to adversely affect a Client’s transactions.

2.       The CCO will maintain a “Restricted List” that will apply to the Clients as well as Access Persons. A security may be added to the Restricted List for a variety of reasons, including, but not limited to: the Firm is in possession of material, non-public information about an issuer; the Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in the issuer’s securities; an Access Person’s trading in such Reportable Position may present the appearance of a conflict of interest or an actual conflict of interest; and the CCO has determined it is necessary to do so.

3.       No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security listed on the Restricted List. Whenever an issuer’s security is on the Restricted List, all securities of such issuer should be considered and treated as being on the Restricted List (including common stock, preferred stock, convertible debt, debt and options).

4.       No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security held in a Client account.

5.       No Access Person may use his or her knowledge of Client transactions to cause any Personal Account to profit from the market effect of such transactions (or

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give such information to a third person who may so profit from such transactions).

F.	Pre-Clearance

An Access Person must obtain the prior written approval of the CCO before engaging in any transaction in a “Reportable Security” in any of his or her Personal Accounts, except no pre-clearance is required for transactions in exchange traded funds (“ETFs”). For avoidance of doubt, transactions in ETFs must be reported in accordance with the procedures in this Code of Ethics.

A “Reportable Security”[2] is any type of security except (i) a direct obligation of the U.S. Government (i.e. treasury obligations); (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; (iii) shares issued by money market funds; (iv) shares issued by a registered, open-end investment company (mutual funds) for which the Firm does not act as investment adviser or sub-adviser; and (v) shares issued by unit investment trusts that are invested exclusively in mutual funds for which the Firm does not act as investment adviser or sub-adviser.

Pre-clearance is also required for purchase of any security in an initial public offering (“IPO”) or in a private offering conducted pursuant to Section 4(2) or 4(5) of the Securities Act of 1933, as amended, or Regulation D thereunder for any Personal Account. When investing in a private offering, an Access Person must identify and report any potential conflicts of interest to the CCO as they arise.

A request for pre-clearance may be made by submitting a request in advance of the contemplated transaction. A sample Pre-Clearance Form is also attached hereto as Exhibit 2. Any approval given under this paragraph will remain in effect only for that same trading day in which the request was submitted; good-until-cancel trade orders are not permitted. The CCO is responsible for maintaining a record of all pre-clearance requests. In all cases, the CCO will determine whether approval should be given by comparing to Client

[2]Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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transactions and monitoring the Firm’s trade recommendations. Additionally, the CCO will have the authority to grant exceptions or waivers if deemed appropriate; these will be granted on a case-by-case basis if the Access Person’s trading does not disadvantage any Client.

IV.	REPORTING REQUIREMENTS

All Access Persons are required to submit to the CCO the following reports:

A.	Initial Holdings Report

Access Persons are required to provide the CCO with an Initial Holdings Report within ten (10) days of the date that such person is hired, or became an Access Person, that discloses details of all of the Access Person’s current Reportable Securities holdings in his or her Personal Accounts. A sample reporting form is attached hereto as Exhibit 3. Information contained in Initial Holding Reports must be current as of a date no more than forty-five (45) days prior to the date of submission.

B.	Annual Holdings Report

Access Persons must provide the CCO with an Annual Holdings Report of details of all current Reportable Securities holdings in their Personal Accounts at year-end, December 31. A sample reporting form is attached hereto as Exhibit 3. Access Persons are expected to report holdings to the CCO by January 30.

C.	Quarterly Transactions Reports

Access Persons must provide the CCO with a Quarterly Transactions Report including details of each transaction in a Reportable Security in their Personal Accounts for the most recent quarter ended. A sample reporting form is attached hereto as Exhibit 3. Access Persons must submit Quarterly Transactions Reports within thirty (30) days of the end of each calendar quarter. Any trades of Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund, must be pre-cleared (as described in this Code of Ethics) and affirmed through the Access Person’s quarterly transaction affirmation. Any provided quarterly transaction reports must meet the following requirements:

Content Requirements – Quarterly transaction report must include:

•	date of transaction;
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•	title of Reportable Security;
•	ticker symbol or CUSIP number of Reportable Security (as applicable);
•	interest rate or maturity rate (if applicable);
•	number of shares;
•	principal amount of Reportable Security;
•	nature of transaction (i.e., purchase or sale);
•	price of reportable security at which the transaction was effected;
•	the name of broker, dealer or bank through which the transaction was effected;
•	the date upon which the Access Person submitted the report.

If an Access Person opens a personal account with a brokerage firm after submitting his or her initial or annual holdings report (as applicable), such Access Person must inform the CCO to ensure that the holdings and transactions in such account are properly reported in accordance with the reporting requirements above. Access Persons must provide duplicate copies of trade confirmations and/or brokerage account statements within thirty (30) days of the end of the applicable calendar quarter. A request letter to broker for duplicate statements, attached hereto as Exhibit 4, is used for this purpose.

V.	EXCEPTIONS FROM PRECLEARANCE AND TRANSACTION REPORTING REQUIREMENTS

The following transactions are exempt from the preclearance and quarterly transaction reporting requirements discussed above.

A.	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights, dividends, or reinvestment of dividends (except holdings need to be included on Initial and Annual Holdings Reports);
B.	Purchases or sales with respect to securities held in any Personal Account over which the Access Person has no discretion over (i.e., a financial advisor traded account, an investment club, etc.) (“Non-Discretionary Account”). The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Non-Discretionary Account, whether additional information should be provided by the relevant Access Person or whether additional steps must be taken by the relevant Access Person in order to maintain Non-Discretionary Account status for the relevant account. Access Persons with a Non-Discretionary Account must annually certify to the CCO in the form contained in Exhibit 1 to this Code of Ethics;
C.	Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that an Access Person has already provided to the CCO; provided, that such broker trade confirm or account
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statements are provided to the CCO within 30 days of the end of the applicable calendar quarter. A sample letter for requesting duplicate account statements and trade confirmations be provided directly to the CCO by the broker is attached as Exhibit 4 to this Code of Ethics; and

D.	Transactions in securities that are not Reportable Securities (i.e. treasury obligations and shares in mutual funds), as defined above.
VI.	OVERSIGHT OF CODE OF ETHICS
A.	Reporting

Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO who must report it to executive management. All Access Persons are required to promptly report any violation of this Code of Ethics they become aware of to the CCO or, in the event the violation involves the CCO, to the Managing Partner. The Firm expects Access Persons who violate this Code of Ethics to report their own violations, especially if a violation is inadvertent or of a technical nature

B.	Review of Transactions

Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by the Firm on behalf of Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO who must report them to the executive management.

Notwithstanding any prior receipt of approval of a transaction in a Personal Account, the CCO and/or the Firm’s principal(s) will review all such transactions(s) at a suitable time, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where a Client and an Access Person have effectively traded the same security in close proximity to each other, the CCO may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Client(s) or to the charity of the Access Person’s choice even though all compliance requirements had been met.

C.	Approval of CCO’s Requests and Reports

The Managing Partner or the Managing Partner’s designee is responsible for reviewing and approving any requests or reports submitted by the CCO under this Code of Ethics.

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VII.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

VIII.	ACKNOWLEDGMENT

All Access Persons are required to provide the Firm with a written acknowledgment of his or her receipt of this Code of Ethics and any amendments thereto. Attached hereto as Exhibit 1 is a form of acknowledgement.

IX.	EXHIBITS

See next page for Code Exhibits.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Exhibit 1.     Code Of Ethics Acknowledgement

(Initial applicable acknowledgement. If you are a new Access Person, initial both sections.)

_____ 1. I hereby acknowledge receipt of the most recent amendment to the Code of Ethics dated __________.

_____ 2. Annual Acknowledgement

I have read and understand the Code of Ethics. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

[_] None or [_] See detail attached.

I also certify that (i) all my personal securities transactions will be effected in compliance with the requirements of the Code of Ethics and (ii) I will report all of my Personal Securities holdings and Transactions in my Personal Accounts to the Chief Compliance Officer as required by the Code of Ethics.

[_] Certified or [_] I have no Personal Securities

I also certify that I have never been found civilly liable for, nor criminally guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date: _________________                                                          ________________________

(Signature)

________________________

(Print Name)

COMPLIANCE RECEIPT:

Signature: _____________________________

Name: _________________________________

Date: _________________

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Exhibit 2.    Pre-Clearance Form for Transactions in Personal Accounts of Access Persons

Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in the Code of Ethics. Access Persons should complete Sections (1), (2), (3), (4), (5) and (6) below and submit this pre-clearance form to the Chief Compliance Officer. Section (7) will be completed by the Chief Compliance Officer.

(1)       Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is: (check all that apply – more than one may apply):

_____ Proposed purchase or sale involves a limited offering (i.e., private placement, restricted stock, etc.)

_____ Other investment or sale (as all Access Person transactions are required to be pre-cleared)

(2)       Investment Information

Name of Issuer and Ticker (if applicable): ____________________________________

CUSIP Number (if applicable): ____________________

The Issuer can best be characterized as (please check one):

[_] Common Stock [_] Restricted Stock

[_] Preferred Stock [_] Private Placement

[_] Corporate [_] ETFs/Closed-End Funds

[_] Government Debt (non-Federal) [_] Other: ___________

(3)       Transaction Information

Transaction involves a (check one): [_] Buy [_] Sell [_] Short Sell

Estimated Trade Date: _______________

Quantity: _________________________

Estimated Price: ____________________

Broker/Dealer (if any): _____________________

Bank where securities will be held: __________________________

Account No.: _____________________________

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(4)       Conflict of Interest Information

Access Persons should provide any additional factors that they believe are relevant to a conflict of interest analysis (if any):

_________________________________________________________________________

_________________________________________________________________________

_________________________________________________________________________

_________________________________________________________________________

_________________________________________________________________________

_________________________________________________________________________

(5)       Evaluation of Client Conflicts

a.	The investment is not currently held by or under consideration for purchase or disposition by any Client.

Initials of Access Person______ Date____________________

b.	If the above listed investment is not currently held by or under consideration for any Client and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Clients.

___ Investment is too risky

___ Client is already fully exposed to issuer or industry

___ Investment by the Client would cause it to exceed or violate its investment policies

___       Insufficient available or unfavorable information about the issuer

___ Other: __________________________________

Initials of Access Person ____                      Date ____________________

(6)       Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information. I understand that pre-clearance will only be in effect for 24 hours from the date of the Chief Compliance Officer’s signature.

_________________________________

Access Person’s Name (please print)

_________________________________       ____________________

Access Person’s Signature                            Date

(7)       Disposition of Pre-Clearance Request

[_]Request Approved [_] Request Denied

______________________________       _____________________

Chief Compliance Officer Date

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Exhibit 3.   Personal Holdings Report for Access Persons

Name of Access Person: ____________________________

Check ONE of the following boxes:

[_]	This is my INITIAL Holdings Report, date of submission: _______________
[_]	This is my QUARTERLY Transaction Report for the quarter ending: _______________
[_]	This is my ANNUAL Holdings Report for the year ending _______________

The following sets forth all of my Personal Accounts (those of yours; of your related persons - i.e. includes spouses, minor children, other family members living in your household; and any accounts you have control/trading authority of or are the beneficiary of) as that term is defined in the Code of Ethics.

Name on Account	Relation to Access Person	Type of Account / Investment	Account Number	Broker/Dealer or Bank where Account is Held

Further, I certify that (Check ONE of the following boxes):

	[_]	I have attached to this form the most current statements of my Personal Accounts which lists all account holdings or quarterly transactions for the period stated above.
OR	[_]	I have instructed the broker-dealer to send statements and trade confirmations to the CCO.
OR	[_]	I have no Personal Accounts

By signing below, the undersigned Access Person confirms that he/she has disclosed all Personal Accounts and personal securities holdings and transactions, and that that all information contained in this report is true and correct as of _______________.

_________________________________________

Access Person Signature

SIGNATURE ON FOLLOWING PAGE

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COMPLIANCE RECEIPT:

____________________________________

Name:

Title:

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Exhibit 4.   Duplicate Statements Request Letter

[DATE]

[INSERT NAME OF BROKER]

[INSERT ADDRESS]

Re: [NAME OF ACCESS PERSON]/Account No(s). [_______]

To Whom This May Concern:

As the Chief Compliance Officer for The Future Fund LLC , the “Firm” , I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF Access Person] (the “Access Person”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Access Person be sent to my attention at the following address:

The Future Fund LLC

Attn.: David Kalis, Chief Compliance Officer

330 N Wabash Ave, Suite 2300

Chicago, IL 60611

Please feel free to call me at 312-825-1287 should you have any questions.

Best regards,

The Future Fund LLC

___________________________

Name: David Kalis
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, The Future Fund LLC, at the above-listed address.

________________________________

Signature of Access Person

_______________________________
Name:

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Exhibit 5.   Certification for Non-Discretionary Accounts

Dear David Kalis,

In accordance with The Future Fund, LLC (the “Firm’s”) Code of Ethics, as an Access Person, I am required periodically to report my personal securities transactions and holdings to be made to the Firm. However, as specified in the Code of Ethics, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

  I have no direct or indirect influence or control over the Accounts;
  If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
  I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of the Firm’s Chief Compliance Officer.

Access Persons completing this certification on an annual basis, also acknowledge and certify the following:

  I did not suggest that the Manager make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR];
  I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR]; and
  I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period [Month YEAR to Month YEAR].

SIGNATURE ON FOLLOWING PAGE

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Name: ______________________________________________

Signature: ______________________________________________

Date: ______________________________________________

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Appendix B. Insider Trading Procedures

Section 204A of the Advisers Act requires the Firm to establish, maintain, and enforce written policies and procedures reasonably designed to prevent misuse of material, nonpublic information.

A.	Policy Statement on Insider Trading

The Firm forbids any Access Person from trading, either personally or on behalf of others, including Clients, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s policy applies to every Access Person and extends to activities within and outside their duties at the Firm’s principal office. Every Access Person must read and retain this policy statement.

The phrase “trading on the basis of material nonpublic information” is defined in SEC Rule 10b5-1 under the Exchange Act to mean trading in the securities of a company when the person making the purchase or sale (whether or not an “insider”) is aware of material nonpublic information about the security or the company. In the view of the SEC, the awareness standard reflects the common-sense notion that a trader who is aware of inside information when making a trading decision inevitably makes use of the information. The communication of material nonpublic information to others can also lead to an insider trading violation.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)	trading by an insider, while in possession of material nonpublic information; or
(ii)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
(iii)	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Access Person has any questions they should consult the CCO. A brief overview of what is considered material and nonpublic is given below. This overview should in no

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way be considered an all-inclusive guide. Every situation should be considered on a case-by-case basis as the determination of material nonpublic information is complex. Information can be considered material and/or nonpublic based on the information itself, by whom it was communicated, how it was communicated, and even where it was communicated. If an Access Person is aware that they will encounter a situation in which there is the potential for material, nonpublic information to arise (e.g. – a conference call, investor meeting, etc.), or if the Access Person has any concern as to whether information already received constitutes material nonpublic information, the CCO should be informed immediately.

6.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

7.	What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Access Persons should consider material includes, but is not limited to:

•	dividend changes
•	earnings estimates
•	changes in previously released earnings estimates
•	significant merger or acquisition proposals or agreements
•	the expansion or a curtailment of operations
•	major litigation
•	liquidation problems
•	extraordinary management developments
•	public offerings
•	changes in debt ratings
•	recapitalization and other events of comparable significance.
B-2

ACCESS PERSONS MUST BE PARTICULARLY CAREFUL WHEN MAKING RECOMMENDATIONS ABOUT PUBLIC COMPANIES WITH WHOM THEY HAVE HAD CONTACT AND OBTAINED INFORMATION WHICH MAY BE NONPUBLIC, AND WHEN TRADING DURING ANY PERIOD OF TENDER OFFER ACTIVITY.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

8.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg, Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

As many stocks fall under the subject of “rumors,” any Access Person who proposes to buy a security which is the subject of a general “rumor” must also be prepared to explain and document, if asked, an investment rationale for purchasing the security. Transactions in securities wherein the “rumor” source appears to be an “insider” or results from the breach of a confidential or privileged relationship are prohibited.

B.      Procedures to Implement the Firm’s Policy against Insider Trading

The following procedures have been established to aid Access Persons in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO.

1.	Identifying Insider Information
(a)	Before engaging in personal trading and trading for Clients in the securities of a company about which there may be potential insider information, the following questions should be asked:
(i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
B-3

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Bloomberg, Reuters, the Wall Street Journal or other publications of general circulation?
(b)	If after consideration of the above, there is a possibility that the information could be material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:
(i)	The matter should be reported immediately to the CCO.
(ii)	There should be no transactions in such security personally or on behalf of a Client.
(iii)	The information should not be communicated inside or outside the Firm, other than to the CCO.
(iv)	After the CCO has reviewed the issue or consulted with counsel (as appropriate), the CCO will determine next steps regarding restrictions, as appropriate.
(c)	Resolving Issues Concerning Insider Trading:

If after consideration of the items set forth, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

2.	Personal Securities Trading

As noted in the Code of Ethics, all Access Persons are subject to strict reporting and pre-clearance requirements with respect to personal securities transactions.

3.	Restricting Access to Material Nonpublic Information

If an Access Person is in possession of information that he/she has identified as material and nonpublic such information may not be communicated to anyone, including persons within The Firm except as provided herein. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

B-4

Appendix C. Market Rumors Policies and Procedures

The policies set forth in this section are designed to reasonably seek to prevent market manipulation by the spreading of false rumors.

A.	Policy Statement on Market Rumors

The Firm forbids any Access Person from knowingly and intentionally manipulating the prices of securities through the manufacturing, spreading or communication of false or misleading rumors to others and subsequently trading, either personally or on behalf of others, including Clients, on such false rumors in violation of the law. The Firm’s policy applies to every Access Person and extends to activities within and outside their duties at the Firm’s principal office.

B.	Procedures to Implement the Firm’s Policy against False Market Rumors

Controls and procedures have been established to reasonably assist Access Persons in preventing the spread of false information intended to affect securities prices, as well as other potentially manipulative conduct. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures, you should consult the CCO.

The Firm undertakes an intensive, time-consuming due diligence process prior to making any investments for Clients. It is anticipated that such an in-depth due diligence process will greatly reduce the likelihood of any investments being made for Clients based upon a market rumor.

C.	Anti-Fraud Restriction

Access Persons are absolutely prohibited from intentionally manufacturing and disseminating a false rumor to fellow Access Persons or outside third-parties. This restriction includes:

1.	information that may be accurate but for the omission of material facts or the inclusion of statements which, in light of the circumstances they are made, are misleading; and
2.	information the Access Person knows or had reasonable ground to believe is false and misleading.
D.	Specific Policies for Handling False Market Rumors
C-1

In the event an Access Person believes or has reason to believe he/she has received or has been privy to a false market rumor or if, after consideration of the above, there are still questions as to whether information received is, in fact, a false market rumor, the following steps should be taken:

1.	The matter should be reported immediately to the CCO.
2.	The securities should not be purchased personally or on behalf of a Client.
3.	The information should not be communicated inside or outside the Firm, other than to the CCO.
4.	After the CCO has reviewed the issue or consulted with legal counsel or other third party consultant (as appropriate), the prohibitions against trading and communication shall be continued or trading and communication of the information shall be permitted.
E.	Restricting Access to False Market Rumors

If an Access Person is in possession of information that he or she has identified as a false market rumor such information may not be forwarded or communicated to anyone, including Access Persons, except to the CCO and as designated by the CCO. In addition, care should be taken so that such information is secure and not forwarded or distributed to outside third parties. For example, files containing the false market rumor should be sealed; access to emails or instant messages containing false market rumors should be restricted.

C-2

Appendix D. Use of Expert Consultants

The Firm restricts the use of independent consultants and/or consulting firms (collectively, “Expert Consultants”) to firms that maintain and administer an effective compliance program to prevent the distribution of inside information and/or material nonpublic information. These procedures have been designed to establish that the acceptable review process and verification of the process has been followed. Expert Consultants are defined as anyone who receives direct hard dollar compensation (excluding de minimis gifts as per the Firm Gift Policy) in exchange for speaking with any Access Person during the research process about a potential or existing investment. Any other unpaid advice received is subject to all material nonpublic information policies and procedures referenced above.

Access Persons shall not be permitted to interact with any Expert Consultant firm unless that firm has been preapproved by the CCO or unless the Access Person is gathering initial information required to obtain approval form the CCO. No Expert Consultant firm shall be approved unless such firm can demonstrate a commitment to the prevention of the distribution of insider information or material nonpublic information, a culture of compliance, insider trading training, contracts with consultants, adequate internal controls and compliance policies and procedures. Each Expert Consultant firm utilized by the Firm may be required to complete an Expert Consultant Questionnaire, or may be subject to a due diligence exercise by the CCO.

Expert Consultants that are introduced through an Expert Consultant firm are subject to the policies of said firm, as reviewed and preapproved by the CCO. Prior to any consultation between a Access Person and an Expert Consultant that is not introduced through an Expert Consultant firm, the CCO must be informed by the Access Person prior to any consultation with such Expert Consultant and the Expert Consultant must positively affirm in writing that he or she will not communicate any confidential or nonpublic information or information they have a fiduciary duty not to disclose.

Communicating with an Expert Consultant who is an employee of a public company must be preapproved by the CCO if discussing said Expert Consultant’s employer. Expert Consultants are not allowed to discuss their former company unless the Expert Consultant has not been employed by that company for at least six (6) months. Each Expert Consultant will be required to notify the CCO of any unusual usage activity on the part of any Access Person.

In the event that the Firm or a Access Person has reason to suspect that they have been provided with (i) confidential information or material nonpublic information and/or (ii) information that an Expert Consultant may have furnished to the Firm or its Access Persons in possible violation of a duty of trust or confidence to any person, the Access Person must disclose to the CCO that he or she has received such information. The CCO shall immediately notify the research group that provided access to the Expert Consultant of the receipt of such information. Depending upon the facts and circumstances of each situation, the CCO may decide to restrict the Firm and Access Persons from trading in the securities of a particular issuer(s).

The CCO, at their sole discretion, may periodically chaperone calls between Access Persons and Expert Consultants.

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Appendix E. Compliance Manual Acknowledgement

(Initial applicable acknowledgement. If you are a new employee, initial both sections.)

_____ 1. I hereby acknowledge receipt of the most recent amendment to the Compliance Manual dated __________.

_____ 2. Annual Acknowledgement

I have read and understand the Compliance Manual. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

[_] None [_] See detail attached.

Date: _________________                                                                                     ________________________

(Signature)

________________________

COMPLIANCE RECEIPT:                                                                             (Print Name)

______________________

Name:

Date:

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Appendix F. Request for Approval of Outside Business Activities*

Background

1.	Name of Firm/Description of Proposed Outside Activity:________________________
____________________________________________________________ ____________________________________________________________
2.	Will you have a position as an officer or director? [_] Yes [_] No
3.	If “Yes” to Question 2 above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification):_____________________________________________
____________________________________________________________ ____________________________________________________________
4.	________________________________________________________________________
5.	Duties in connection with such activity:__________________________________________
____________________________________________________________
6.	Estimated amount of time spent on such activity (yearly basis):_________________________
7.	Will you or any related party receive any economic benefit for your participation in such activity? [_] Yes [_] No

If “Yes”, description of economic benefit:_________________________________________

The Access Person represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities to the Firm, compete with or conflict with any interest of the Firm. The Access Person represents that he or she will bring to the attention of the Firm any potential conflicts of interest that arise due to such activity.

___________________                                                                _________________________

(Date) ______	(Signature)

_________________________

(Print Name)

COMPLIANCE RECEIPT:

[_] Request Approved [_] Request Denied

___________________________

Name:

Date:

* Supervised Persons should note that pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations. However, Supervised Persons will still need to summarize/update such activities on the annual update form attached hereto as APPENDIX XX.

F-1

Appendix G. Annual Outside Activity/Insider Disclosure Statement

Outside Affiliations

1.       Other businesses in which I am engaged (i.e., take an active role):

_______________________________       _______________________________

Name of Business                                   Role

_______________________________       _______________________________

Name of Business                                   Role

2.       Entities by which I am employed or receive compensation:

______________________________       _______________________________

Name of Entity                                      Affiliation or Title

_______________________________       _______________________________

Name of Entity                                      Affiliation or Title

3.             Business organizations in which I am an officer, director, partner, or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

4.       Describe interests in any securities, financial or kindred business:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

5.             Do you own a significant position in any publicly held company’s securities? Describe:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

G-1

Insider Disclosure

Please indicate below whether you or any member of your immediate family (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) is an executive officer, director or 5% or greater stockholder of a public company?

______________________________       _______________________________

Name of Family Member                  Relationship

______________________________       _______________________________

Name of Entity                                      Affiliation or Title

______________________________       _______________________________

Name of Family Member                  Relationship

______________________________       _______________________________

Name of Entity                                       Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

___________________                                                                 _________________________

(Date) ______	(Signature)

_________________________

(Print Name)

COMPLIANCE RECEIPT:

______________________________

Name:

Date:

G-2

Appendix H. Pre-Clearance or Notification Of Benefits/Gifts And Entertainment

Given Or Received From Third Parties in Excess of $500  or to Restricted Recipients

Instructions: Certain benefits and/or gifts and entertainment to be given or received from a third party must either obtain pre-clearance or be reported to the Chief Compliance Officer (pursuant to the guidelines provided herein).

Supervised Persons must obtain pre-clearance from the Firm’s CCO prior to providing gifts and entertainment:

1)	To a government official, US or foreign
2)	Union Personnel, or
3)	ERISA fiduciaries,

Alternatively, Supervised Persons must notify the CCO post receipt of gifts or entertainment:

4)	With a value greater than $500 per person and in connection with any person or entity doing business with the Firm or with whom the Firm is contemplating doing business

Complete this form as applicable and provide an executed copy of the completed form to the Chief Compliance Officer.

____________________________________________________________________________

Supervised Person Giving or Receiving Gift or Entertainment

____________________________________________________________________________

Third Party Involved

____________________________________________________________________________

Name of Client(s) Involved

____________________________________________________________________________

Date Gift or Entertainment Given or Received

____________________________________________________________________________

Identify Gift/Entertainment and Estimate Value

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

___________________                                                                 _________________________

(Date) ______	(Signature)

_________________________

(Print Name)

H-1

Appendix I. Political Contribution Pre-Clearance Request

Supervised Person Name: _____________________ Filing Date: ________________________

Name of the Political Official: ___________________________________

Title/Position: _____________________________________

Candidate Position: _________________________________

State: _________________________________________

Political Party: _____________________________________

Political Action Committee: _____________________________

Solicitation Contact Person: _____________________________

Supervised Person’s Relationship to the Political Official: _____________________

Contribution Amount: _______________________________

(Compliance Notes)

Review Notes:

Reviewed by:                                               Approved by:

Date:

I-1

Appendix J. New Supervised Person Political Contribution Disclosure

It is the policy of the Firm that all new employees must provide a list of Political Contributions that that new employee has made in the two (2) years prior, within ten (10) days of commencing employment with the Firm.

Supervised Person Name: ____________________________________________________

For all Political Contributions which you have made during the prior two years, please provide: (i) the name of official, candidate, political party or organization, (ii) the amount, and (iii) the date of the contribution.

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

____________________________

Signature

____________________________

Date

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

_________________________
Name:
Date:

J-1

Appendix K. Complaint Form

Instructions: Complete Sections I, II and III of this form. Any written correspondence or documentation concerning a complaint or legal issue must be attached and provided directly to the Chief Compliance Officer.

I.       Identifying Information

____________________________________________________________

Complaint Received By

____________________________________________________________

Client or Investor Name

____________________________________________________________

Name of Client Involved

____________________________________________________________

Date Complaint Received

II.       Related Legal Issues

Have you been served with legal process or are you aware of any potential legal action, regulatory inquiry or investigation in connection with this complaint?

[_]Yes [_] No

III.       Facts Underlying Complaint Issue

Please describe facts underlying reported complaint or legal issue:

____________________________________________________________

____________________________________________________________

____________________________________________________________

____________________________________________________________

____________________________________________________________

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

___________________                                                                 _________________________

(Date) ______	(Signature)

_________________________

(Print Name)

K-1

IV.________________       Recommended Response or Course of Action to be Taken

(To be completed by Chief Compliance Officer)

Describe recommended course of action to be taken:

____________________________________________________________

____________________________________________________________

____________________________________________________________

____________________________________________________________

____________________________________________________________

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

______________________________

Name:

Date:

K-2

Appendix L. Disciplinary and Bad Actor Questionnaire

Instructions: Please respond to all questions and requested information. Complete written details of all events or proceedings must be provided. An executed copy of this form must be provided to the Chief Compliance Officer.

Criminal Actions

1.	Have you ever:
a.	been convicted of or pled guilty or nolo contendere [_]Yes [_]No
(“no contest”) in a domestic, foreign or military court to any felony?
b.	been charged with any felony? [_]Yes [_]No
2.	Based upon activities that occurred while you exercised control over it, has an organization ever:
a.	been convicted of or pled guilty or nolo contendere [_] Yes [_] No (“no contest”) in a domestic or foreign court to any felony?
b.	been charged with any felony? [_] Yes [_] No
3.	Have you ever:
a.	been convicted of or pled guilty to or nolo contendere [_] Yes [_] No
(“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related
business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?
b.	been charged with a misdemeanor specified in 3(a)? [_] Yes [_] No
4.	Based upon activities that occurred while you exercised control over it, has an organization ever:
a.	been convicted of or pled guilty or nolo contendere [_] Yes [_] No (“no contest”) in a domestic or foreign court to a misdemeanor specified in 3(a)?
b.	been charged with a misdemeanor specified in 3(a)? [_] Yes [_] No

Regulatory Disciplinary Actions

5.	Has the SEC or the Commodity Futures Trading Commission ever:
a.	found you to have made a false statement or omission? [_] Yes [_] No
b.	found you to have been involved in a violation of SEC [_] Yes [_] No or CFTC regulations or statutes?
c.	found you to have been a cause of an investment- [_] Yes [_] No related business having its authorization to do business denied, suspended, revoked or restricted?
d.	entered an order against you in connection with [_] Yes [_] No investment-related activity?
L-1

e.	imposed a civil money penalty on you, or ordered you [_] Yes [_] No to cease and desist from any activity?
6.	Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:
a.	found you to have made a false statement or omission [_] Yes [_] No or been dishonest, unfair or unethical?
b.	found you to have been involved in a violation of [_] Yes [_] No investment-related regulation(s) or statute(s)?
c.	found you to have been a cause of an investment- [_] Yes [_] No related business having its authorization to do business denied, suspended, revoked or restricted?
d.	entered an order against you in connection with an [_] Yes [_] No investment-related activity?
e.	denied, suspended or revoked your registration or [_] Yes [_] No license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?
7.	Has any self-regulatory organization or commodities exchange ever:
a.	found you to have made a false statement or omission? [_] Yes [_] No
b.	found you to have been involved in a violation of its [_] Yes [_] No rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC?
c.	found you to have been the cause of an investment- [_] Yes [_] No related business having its authorization to do business denied, suspended, revoked or restricted?
d.	disciplined you by expelling or suspending you from [_] Yes [_] No membership, barring or suspending your association with its members, or restricting your activities?
8.	Have you ever filed (as a registrant or issuer), or were you ever an underwriter or named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that:
a.	was the subject of a refusal order, stop order or order [_] Yes [_] No suspending the Regulation A exemption within the past

5 years?

b.	is currently the subject of an investigation or proceeding [_] Yes [_] No to determine whether a stop order or suspension order

should be issued?

9.	Has your authorization to act as an attorney, accountant or [_] Yes [_] No federal contractor ever been revoked or suspended?

L-2

10.	Have you been notified, in writing, that you are now the subject of any:
a.	regulatory complaint or proceeding that could result [_] Yes [_] No in a “yes” answer to any part of 5, 6 or 7?
b.	Investigation that could result in a “yes” answer to any [_] Yes [_] No part of 1, 2, 3 or 4?

Civil Judicial Actions

11.	Has any domestic or foreign court ever:
a.	enjoined you in connection with any investment- [_] Yes [_] No related activity?
b.	found that you were involved in a violation of any [_] Yes [_] No investment-related statute(s) or regulation(s)?
c.	dismissed, pursuant to a settlement agreement, an [_] Yes [_] No investment-related civil action brought against you by a state or foreign financial regulatory authority?
12.	Are you named in any pending investment-related civil [_] Yes [_] No action that could result in a “yes” answer to any part of 11?
13.	Are you the subject of any U.S. Postal Service false representation [_] Yes [_] No order(s) entered within the last 5 years?
14.	Are you the subject of conduct alleged by the U.S. Postal Service [_] Yes [_] No to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

Customer Complaints

15.	Have you ever been named as a respondent/defendant in an investment-related, consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:
a.	is still pending; or [_] Yes [_] No
b.	resulted in an arbitration award or civil judgment [_] Yes [_] No against you, regardless of amount; or
c.	was settled for an amount of $10,000 or more? [_] Yes [_] No
16.	Have you ever been the subject of an investment-related, [_] Yes [_] No consumer-initiated complaint, not otherwise reported under
question 15 above, which alleged that you were involved in
one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?
17.	Within the past twenty-four (24) months, have you been the subject of an investment-related, consumer-initiated, written complaint, not otherwise reported under question 15 or 16 above, which:
a.	alleged that you were involved in one or more sales [_] Yes [_] No practice violations and contained a claim for
L-3

compensatory damages of $5,000 or more (if no damage
amount is alleged, the complaint must be reported unless
the firm has made a good faith determination that the
damages from the alleged conduct would be less than $5,000), or;

b.	alleged that you were involved in forgery, theft, [_] Yes [_] No misappropriation or conversion of funds or securities?

Terminations

18.	Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:
a.	violating investment-related statutes, regulations, [_] Yes [_] No rules or industry standards of conduct?
b.	fraud or the wrongful taking of property? [_] Yes [_] No
c.	failure to supervise in connection with investment- [_] Yes [_] No related statutes, regulations, rules or industry standards of conduct?

Financial

19.	Within the past 10 years:
a.	have you made a compromise with creditors, filed [_] Yes [_] No a bankruptcy petition or been the subject of an involuntary bankruptcy petition?
b.	based upon events that occurred while you exercised [_] Yes [_] No control over it, has an organization made a compromise
with creditors, filed a bankruptcy petition or been the
subject of an involuntary bankruptcy petition?
c.	based upon events that occurred while you exercised [_] Yes [_] No control over it, has a broker or dealer been the subject
of an involuntary bankruptcy petition, or had a trustee
appointed, or had a direct payment procedure initiated
under the Securities Investor Protection Act?
20.	Has a bonding company ever denied, paid out on or revoked [_] Yes [_] No a bond for you?
21.	Do you have any unsatisfied judgments or liens against you? [_] Yes [_] No

I certify and acknowledge that the above statements are true and correct to the best of my knowledge and agree to immediately notify the CCO if such information becomes inaccurate in any way.

Date: _________________                                                          ________________________

(Signature)

________________________

COMPLIANCE RECEIPT:                                                               (Print Name)

___________________________
Name:
Date:

L-4

Appendix M. Recordkeeping Guidelines

According to Rules of the Advisers Act and Industry Best Practices

Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
Corporate and Financial Records of the Firm
Corporate books and records and any amendments thereto, including: • Partnership Articles • Articles of Incorporation • By-Laws • Corporate Minute Books • Stock Certificate Books	Life of entity plus at least 3 years after termination of the enterprise	Rule 204-2(e)(2)
Journals, including cash receipts and disbursements, records, and any other records of original entry forming the basis of entries in any ledger.	5 years	Rule 204-2(a)(1)
General and auxiliary ledgers reflecting assets, liabilities, reserve, capital, income, and expense accounts.	5 years	Rule 204-2(a)(2)
All check books, bank statements, cancelled checks, and cash reconciliations of the Firm.	5 years	Rule 204-2(a)(4)
All bills and statements (or copies thereof), paid or unpaid, relating to the business of the Firm.	5 years	Rule 204-2(a)(5)
Trial balances, financial statements, and internal audit working papers relating to the Firm.	5 years	Rule 204-2(a)(6)
All business contracts related to the operation of the Firm, including for example (a) employment contracts; (b) property leases; and (c) contracts with pricing services and other service providers.	5 years	Rule 204-2(a)(10)
Regulatory Filings
Form ADV, including all amendments.	5 years	Rules 204-1(c) and 204-2(a)(14) for Part 2 of Form ADV
The Firm’s organizational chart and personnel directory including descriptions of functions and duties of each department and staff.	Permanently, on a current basis	Form ADV Disclosures; Best Practices
Schedule or chart of all affiliated entities.	Permanently, on a current basis	Form ADV Disclosures; Best Practices
5

Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
List of all prior, present, or potential litigation in which the Firm or its officers, directors, or Supervised Persons that may have a material effect on the Firm or otherwise trigger disclosure obligations.	Permanently	Form ADV Disclosures; Best Practices
Documents evidencing registration status of the Firm with the SEC.	Permanently	Best Practices
Reports required to be filed under the Securities Act of 1933, including, if applicable, Form D for private placements sponsored by the Firm.	Permanently	Best Practices
Signature pages for all filings submitted to the SEC electronically, including any Schedules 13D or 13G, Form 13F or Forms 3, 4 or 5.	5 years	Rule 302(b) of Regulation S-T
List of all of the Firm’s “investment adviser representatives,” if any, and the states in which these persons have a “place of business,” as defined in Rule 203A-3(b).	Permanently	Best Practices
Copies of all state filings made on behalf of investment advisory representatives, if any, as well as copies of all state licenses obtained by investment adviser representatives, if any.	Permanently	Best Practices
Copies of any filings required to be made with any offshore regulatory authorities, as applicable.	Permanently	Best Practices
Marketing Records
Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins, or other communications that the Firm circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with the Firm).	5 years	Rule 204-2(a)(11)
Separate memoranda indicating the reasons for a recommendation if a notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication recommends the purchase or sale of a specific security, but does not state the reasons for such recommendation.	5 years	Rule 204-2(a)(11)
6

Required Documents	Period of Retention	Legal Basis	Person(s) Responsible

Performance Information

•      All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the Firm circulates or distributes to any persons (other than persons connected with the Firm).

  With respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client’s account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts shall be deemed to satisfy Rule 204-2(a)(16).
	5 years	Rule 204-2(a)(16)
Solicitation Records (to be retained if the Firm pays cash to any Supervised Person, principal, or third-party in return for client referrals):
• Written agreements with solicitors establishing the solicitation arrangement.	5 years	Rule 204-2(a)(10)
• Copies of separate written disclosure statements prepared by third-party solicitors and delivered to investors.	5 years	Rule 204-2(a)(15)
• Copies of each signed and dated investor acknowledgement of receipt of the Firm’s written disclosure statement (i.e., the Firm’s Brochure) and the solicitor’s written disclosure statement if referred by a third-party solicitor.	5 years	Rule 204-2(a)(15)
• Copies of any due diligence questionnaires completed by third-party solicitors relating to past conduct that might disqualify the person from acting as a solicitor.	5 years	Rule 206(4)-3(a)(1)(ii) generally
• List of accounts and/or investors obtained through a solicitor, with a cross reference identifying the solicitor.	5 years	Best Practices
• Any due diligence records relating to the Firm’s efforts to ascertain whether third-party solicitors have complied with the written solicitation agreements.	5 years	Rule 206(4)-3(a)(2)(iii)(C) generally
Investor Relationship Records
Investment advisory agreements.	5 years	Rule 204-2(a)(10)
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Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
Fee schedules (if not included in the investment advisory agreements).	5 years	Rule 204-2(a)(10)
Fund investment objectives (if not included in the investment advisory agreements).	5 years	Rule 204-2(a)(10)
Each version of any offering memoranda.	5 years	Best Practices; Rule 204-2(a)(10)
All fund subscription agreements with investors.	5 years	Rule 204-2(a)(10)
List or other record of all accounts in which the Firm is vested with any discretionary power with respect to the funds, securities, or transactions of any Fund.	5 years	Rule 204-2(a)(8)
Powers of attorney and other evidences of the granting of any discretionary authority to the Firm.	5 years	Rule 204-2(a)(9)
Any other written agreements with investors, including any side letters.	5 years	Rule 204-2(a)(10)

Written Communications

•      Originals of all written communications received and sent by the Firm – whether in hardcopy or electronic version (including e-mails) – relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security.

•      These documents include, among others (i) account statements sent to investors; (ii) trade confirmations; (iii) fee statements; (iv) notices to custodians; (v) principal and agency transaction notices; and (vi) letters describing directed-brokerage arrangements; as well as arguably (i) sales and marketing materials and (ii) privacy and opt-out notices delivered to investors and potential investors pursuant to Regulation S-P.

	5 years	Rule 204-2(a)(7)
Client or Investor complaint file (including any investor complaints and responses thereto).	5 years	Rule 204-2(a)(7)
Records relating to Part 2A and Part 2B of Form ADV
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Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
• A copy of Part 2A or Part 2B of Form ADV (Brochure or Brochure Supplement), and each amendment or revision to Part 2A and Part 2B, that satisfies the requirements of Part 2 of Form ADV, any summary of material changes that satisfies the requirements of Part 2 of Form ADV but is not contained in the brochure, and a record of the dates that each Part 2A and Part 2B, each amendment or revision thereto, and each summary of material changes not contained in a brochure was given to any client or to any prospective client who subsequently becomes a client.	5 years	Rule 204-2(a)(14)(i)
• Documentation describing the method used to compute managed assets for purposes of Item 4.E of Part 2A of Form ADV, if the method differs from the method used to compute regulatory assets under management in Item 5.F of Part 1A of Form ADV.	5 years	Rule 204-2(a)(14)(ii)
A memorandum describing any legal or disciplinary event listed in Item 9 of Part 2A or Item 3 of Part 2B (Disciplinary Information) and presumed to be material, if the event involved the investment adviser or any of its supervised persons and is not disclosed in the brochure or brochure supplement. The memorandum must explain the investment adviser’s determination that the presumption of materiality is overcome, and must discuss the factors described in Item 9 of Part 2A of Form ADV or Item 3 of Part 2B of Form ADV.	5 years	Rule 204-2(a)(14)(iii)
Custody records:
• Journals or other records showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for Fund accounts and all other debits and credits to such accounts.	5 years	Rule 204-2(b)(1)
• Separate ledger accounts for each Fund showing all purchases, sales, receipts and deliveries of securities, the date and price of each purchase and sale, and all debits and credits.	5 years	Rule 204-2(b)(2)
• Copies of confirmations of all transactions effected by or for the account of any Fund.	5 years	Rule 204-2(b)(3)
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Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
• Records for each security in which any Fund has a position, which must show the name of the fund having any interest in such security, the amount or interest of such Fund, and the location of each such security.	5 years	Rule 204-2(b)(4)
• List of all qualified custodians used for each Fund’s assets.	Current	Best Practices (also see Rule 204-2(b))

Proxy voting records

•      Copies of written policies and procedures reasonably designed to ensure that the Firm votes Fund securities in the best interest of the Fund.

•      Copies of each proxy statement that the Firm receives regarding Fund securities.

•      A record of each vote cast by the Firm on behalf of a Fund.

•      Copies of any document created by the Firm that was material to making a decision on how to vote proxies on behalf of a Fund or that memorializes the basis for the decision.

•      Copies of each written investor request for information on how the Firm voted proxies on behalf of the investor’s Fund, and a copy of any written response by the Firm to any (written or oral) investor request for information on how the Firm voted proxies on behalf of the investor’s Fund.

	5 years	Rule 204-2(c)(2)
Anti-money laundering policies and procedures.		Best Practices
Fund Portfolio Management Records
10

Required Documents	Period of Retention	Legal Basis	Person(s) Responsible

Trade orders

•      Memoranda of (1) each trade order given by the Firm for the purchase and sale of any security; (2) any instruction received by the Firm concerning the purchase, sale, receipt, or delivery of a particular security; and (3) any modification or cancellation of any such order or instruction.

•      Each memorandum must (1) show the terms and conditions of the order, instruction, modification, or cancellation; (2) identify the person connected with the Firm who recommended the transaction to the Fund and the person who placed such order; (3) show the Fund account for which the transaction was entered, the date of entry, and the bank, broker or dealer by or through whom the transaction was executed where appropriate; and (4) designate whether any such orders were entered pursuant discretionary authority.

•      Any other written communications – whether in hardcopy or electronic version (including e-mails) – relating to trade orders, to the extent not covered in “Written Communications” section of this chart.

	5 years	Rule 204-2(a)(3); Rule 204-2(a)(7)
Research reports and other materials received from any source (including the Firm) if used in the process of making recommendations (excluding unsolicited market letters and other similar communications of general public distribution not prepared by or for the Firm).	5 years	Rule 204-2(a)(7)
For “best execution,” documents sufficient to demonstrate the periodic and systematic evaluation of the quality and cost of services received from broker-dealers who execute the Firm’s trades, such as minutes or agendas for any best execution committees, information received and evaluated, conclusions reached and decisions made, and determinations that practices are consistent with disclosures in the Firm’s Form ADV.	5 years	Best Practices
For any soft dollar arrangements:
• Copies of any written agreements with broker-dealers relating to soft dollar arrangements.	5 years	Rule 204-2(a)(10)
• Records of the basis for allocations of mixed-use products and services between hard and soft-dollar components.	5 years	Advisers Act Release No. 23170 (April 23, 1986)
• List of all products and services received from broker-dealers.	5 years	Best Practices
11

Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
• For any aggregated trade orders, an “allocation statement” for each aggregated order, particularly when the Firm or any of the Firm’s principals or Supervised Persons participate in the aggregated order (and a written statement explaining any deviations therefrom.) The allocation statement should specify the accounts participating in the aggregated order and indicate how the Firm intends to allocate securities among the accounts. Once completed, the allocation statement should be attached to the corresponding trade ticket.	5 years	Best Practices; SMC Capital Inc., SEC no-action letter (Sept. 5, 1995)
• Records obtained or generated that support the value assigned to any security held by a Fund, particularly for illiquid securities that are not reported or quoted on an exchange.	5 years	Best Practices

Because each Fund receives “investment supervisory or management services”:

•      A record for each Fund showing the securities purchased and sold, and the date, amount and price of each such purchase and sale

•      A record for each security in which a Fund has a current position setting forth the name of each Fund and the current amount or interest of such Fund

	5 years Current	Rule 204-2(c)(1)
Supervision and Compliance Oversight Records
A copy of the Firm’s code of ethics.	Each version maintained for 5 years	Rule 204-2(a)(12)(i)
A record of every violation of the code of ethics and any action taken as a result of the violation.	5 years	Rule 204-2(a)(12)(ii)
A record of all written acknowledgments of each Supervised Person’s receipt of the code of ethics and any amendment thereto.	5 years	Rule 204-2(a)(12)(iii)

Records of personal securities transactions in which the Firm or its Supervised Persons (including Access Persons) have direct or indirect beneficial ownership or interest, including:

•         initial and annual holdings reports, and quarterly transaction reports

•         a record of names of persons who are or were in the past 5 years Access Persons of the Firm

•         records of any decisions to approve the acquisition by an Access Person of any shares in an initial public offering or a limited offering

	5 years	Rule 204-2(a)(13)
A record of any decision, and the reasons supporting the decision, to approve the acquisition of IPOs or private placements by “access persons.”	5 years from the end of the fiscal year during which approval was granted	Rule 204-2(a)(13)
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Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
Copies of the Firm’s insider trading policies and procedures reasonably designed to prevent the misuse of material nonpublic information by the Firm or any person associated with the Firm in violation of the Advisers Act or Exchange Act, or the rules or regulations thereunder.	Permanently	Section 204A; Best Practices
Copies of the Firm’s Manual, which contains the Firm’s compliance policies and procedures reasonably designed to prevent violations by the Firm and its supervised persons of the Advisers Act and the rules thereunder.	Each version maintained for 5 years	Rule 204-2(a)(17)(i)
Any records documenting the Firm’s annual review of its compliance policies and procedures.	5 years	Rule 204-2(a)(17)(ii)
A copy of any internal control report obtained or received pursuant to Rule 206(4)–2(a)(6)(ii) for investment advisers acting as qualified custodians.	5 years	Rule 204-2(a)(17)(iii)

Books and records that pertain to the Pay-to-Play Rule (Rule 206(4)-5) containing a list or other record of:

•         The names, titles and business and residence addresses of all covered associates of the investment adviser;

•         All government entities to which the investment adviser provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the investment adviser provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010;

•         All direct or indirect contributions made by the investment adviser or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and

•         The name and business address of each regulated person to whom the investment adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with 206(4)-5(a)(2).

	5 years	Rule 204-2(a)(18)(i)
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Required Documents	Period of Retention	Legal Basis	Person(s) Responsible

All direct or indirect contributions made by the investment adviser or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee must be listed in chronological order and indicate:

•         The name and title of each contributor;

•         The name and title (including any city/county/State or other political subdivision) of each recipient of a contribution or payment;

•         The amount and date of each contribution or payment; and

•         Whether any such contribution was the subject of the exception for certain returned contributions pursuant to Rule 206(4)–5(b)(2).

	5 years	Rule 204-2(a)(18)(ii)
An investment adviser is only required to make and keep current the names, titles, and business and residence addresses of all covered associates of the investment adviser and all direct or indirect contributions made by the Firm or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee if it provides investment advisory services to a government entity or a government entity is an investor in any covered investment pool to which the investment adviser provides investment advisory services.	5 years	Rule 204-2(a)(18)(iii)
For purposes of recordkeeping requirements related to Rule 204-2(a)(18), the terms “contribution,” “covered associate,” “covered investment pool,” “government entity,” “official,” “payment,” “regulated person,” and “solicit” have the same meanings as set forth in the Pay-to-Play Rule (Rule 206(4)-5).		Rule 204-2(a)(18)(iv)
Annual compliance certifications by Supervised Persons attesting to the fact that they have read and are in compliance with the Firm’s policies and procedures contained in the Manual.	5 years	Best Practices
Employment Records (including the dates of employment, the addresses, social security number, and disciplinary history for each Supervised Person, officer, and director).	Permanently, on a current basis	Best Practices; Form ADV disclosures; Section 203(e) prohibition on hiring persons subject to statutory disqualifications
14

Required Documents	Period of Retention	Legal Basis	Person(s) Responsible
Copies of all correspondence with the SEC, including no-action letters, exemptive orders, or past deficiency letters.	Permanently	Best Practices
Copies of all state correspondence.	Permanently	Best Practices
Copies of all correspondence with self-regulatory organizations, as applicable.	Permanently	Best Practices
Copies of all correspondence with any offshore regulatory authority, as applicable.	Permanently	Best Practices
Copies of Firm’s business continuity plan.	Permanently	Best Practices

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